Exhibit 10.3

AMENDED AND RESTATED SALE OR CHANGE OF CONTROL,
EXCLUSIVITY AND NONCOMPETE AGREEMENT

AMENDED AND RESTATED SALE OR CHANGE OF CONTROL, EXCLUSIVITY AND NONCOMPETE AGREEMENT (“Agreement”) made this 12th day of November, 2011 by and among United Healthcare Services, Inc., a Minnesota corporation (together with its affiliates, “United”) and (ii) IntriCon Corporation, a Pennsylvania corporation (“IntriCon”).

WITNESSETH:

WHEREAS, United and IntriCon have previously entered into (i) a Software Development and Assignment Agreement dated as of August 5, 2011 (“Software Agreement”) and (ii) a Manufacturing Agreement dated as of September 26, 2011 as amended and restated as of November 12th, 2011 (as amended and restated, the “Manufacturing Agreement”); and

WHEREAS, in connection with the Software Agreement and the Manufacturing Agreement, the parties entered into a Sale or Change of Control Agreement dated as of October 10, 2011 (the “Prior Agreement”) and United and IntriCon and certain shareholders of IntriCon previously entered into a Shareholders Agreement dated as of October 10, 2011 (the “Shareholders Agreement”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, United and IntriCon agree as follows:

1.                  Definitions:

Affiliate: Affiliate means any entity that controls, is controlled by or is under common control with the identified entity, except that no entity may be deemed an “Affiliate” solely due to the same individual or individuals serving in the capacities of director, officer, manager, general partner and/or similar control person of the two entities.

Health Insurer: (1) Any entity (including without limitation corporations, LLCs, HMOs, not for profits) licensed by any state to offer and sell medical or health insurance; (2) any entity that has entered into a contract with the Centers for Medicare and Medicaid Services to provide healthcare benefits to eligible members; (3) any entity that manages or administers the healthcare benefits provided by any entity identified in (1) or (2) of this definition; and (4) any Affiliate of any entity identified in (1), (2) or (3) of this definition.

Hearing Devices: hearing aids and hearing aid related accessories produced by IntriCon that meet the Specification (as defined in the Manufacturing Agreement) and are sold to United under the terms of the Manufacturing Agreement.

2.                  Sale Transaction Provisions. If IntriCon’s Board of Directors determines to pursue a sale of IntriCon to any entity that manufactures or distributes hearing aids or to a Health Insurer (directly or indirectly), whether by way of stock purchase, asset sale, merger, other combination or any other change of control of IntriCon (each a “Sale Transaction”), the Board of Directors will offer to United the opportunity to complete the transaction on the same terms as offered by any third party (it being understood that a Sale Transaction process may involve several rounds of bidding). If IntriCon’s Board of Directors determines to pursue a Sale Transaction of IntriCon to any other entity (i.e., an entity other than an entity that (i) manufactures or distributes hearing aids or (ii) is a Health Insurer), IntriCon agrees to permit United to participate in any formal auction process or otherwise enter a competing bid to purchase IntriCon. United acknowledges and agrees that all actions of the IntriCon Board of Directors in connection with such a sale or change of control must be consistent with the Board of Directors’ legal duties and obligations to IntriCon and its shareholders. IntriCon and United agree to cooperate to insure that IntriCon’s obligations and United’s rights under this Section are exercised in a manner consistent with the legal duties and obligations of the IntriCon Board of Directors. IntriCon further agrees to cause those officers and directors identified by United, including Mark S. Gorder, Michael J. McKenna, Robert N. Masucci, Nicolas A. Giordano, Philip N. Seamon, Christopher D. Conger, Michael P. Geraci, Scott Longval, Dennis L. Gonsior, and Greg Gruenhagen to enter into the Shareholders Agreement with United. The purchaser in any Sale Transaction must agree to cause IntriCon to perform all of IntriCon’s obligations under the Software Agreement and the Manufacturing Agreement. If the IntriCon Board approves a Sale Transaction, or a Sale Transaction otherwise occurs, United will have the right, in its sole discretion, to terminate, effective at any time within the next 180 days, all agreements between United and IntriCon, including any pending orders. For purposes of this Section, a company that manufactures surgically implanted hearing instruments (e.g. cochlear implants) and does not manufacture or distribute other types of hearing aids is not an “entity that manufactures or distributes hearing aids”. If United exits this business or if there is a sale of IntriCon incompliance with this Section 1, IntriCon will be released from this change of control obligation and the provisions of this Section 1 and the related Shareholders Agreement shall expire. For clarification, United acknowledges that this Agreement satisfies Section 17 of the Manufacturing Agreement and that United shall not have the right to terminate the Manufacturing Agreement pursuant to Section 17 of the Manufacturing Agreement.

3.                  Exclusivity:

(i)                 IntriCon Exclusivity. IntriCon agrees that during the term of the Manufacturing Agreement, IntriCon will not knowingly manufacture or sell, directly or indirectly, Hearing Devices, hearing aids or hearing aid accessories for any Health Insurer, provided however that this shall not prevent IntriCon from manufacturing or selling hearing aids or components of hearing aids or hearing aid accessories for, or on behalf of, other hearing aid manufacturers or distributors so long as IntriCon does not know that such devices will be resold or otherwise distributed to or for a Health Insurer. If IntriCon learns that Hearing Devices it manufactures are intended for a Health Insurer it will not fulfill that order, except to the extent that failure to fulfill that order would result in a breach of a contract by IntriCon. If IntriCon fulfills such an order, IntriCon must notify United before shipping and United will have the right, in United’s sole discretion, to (a) terminate the Manufacturing Agreement or (b) terminate United’s obligation under Section 15 of the Manufacturing Agreement.

2

(ii)               No Investigation. This exclusivity provision does not require IntriCon to investigate whether devices manufactured under any current relationship are intended for a Health Insurer. If IntriCon receives an order for devices that is significantly larger than its prior experience with the purchaser, or from a purchaser with whom IntriCon does not have a prior relationship, IntriCon will inquire regarding the distribution of the devices and will not accept or fulfill the order if the devices are intended for a Health Insurer, except, subject to United’s termination rights under the preceding paragraph, to the extent that failure to fulfill that order would result in a breach of a contract by IntriCon. For purposes of this Section, “significantly larger” means an increase in an order of not less than 5,000 devices that is also an increase in order volume of not less than 20 percent. If United exits this business, IntriCon will be released from this exclusivity obligation.

4.                  Covenant Not To Compete. For the duration of the Manufacturing Agreement:

(i)                 IntriCon will not distribute the Hearing Devices or hearing aid related accessories IntriCon provides to United under the Manufacturing Agreement (including Section 5.6 of the Manufacturing Agreement) or any similar product, including updated versions of the same or similar products directly to the consumer.

(ii)               If IntriCon develops a new hearing related consumer product that is not subject to the terms of the Manufacturing Agreement (including Section 5.6 of the Manufacturing Agreement) that IntriCon desires to offer directly to consumer, IntriCon agrees to first offer to United the right to distribute that product to consumers. If United declines to distribute that new product, IntriCon may then distribute the product directly.

(iii)             If IntriCon breaches Sections 4(i) or 4(ii) of this Agreement or if United reasonably determines that IntriCon’s distribution of any hearing product directly to consumers, without first providing the right of first refusal to United, measurably and negatively impacts United’s business, United will have the right to (a) terminate United’s obligation under Section 15 of the Manufacturing Agreement effective immediately and (b) if United determines the breach or negative impact continues for more 30 days after providing written notice to IntriCon, to terminate the Manufacturing Agreement, each in United’s sole discretion.

3

(iv)             If United exits this business, IntriCon will be released from this Section 4 Covenant Not To Compete without any further action by United or IntriCon upon completion of United’s exit from the business.

5.                  Termination. This Agreement, and the respective rights and obligations of the parties hereto, shall terminate upon the earlier of (i) the termination of the Manufacturing Agreement or (ii) the mutual agreement of United and IntriCon. Notwithstanding the foregoing, specific obligations of a party to this Agreement may expire earlier pursuant to the provisions of this Agreement.

6.                  Notices. All notices and other communications under this Agreement must be in writing and will be deemed given when delivered or mailed by first class, registered or certified mail (air mail if to or from outside the United States), return receipt requested, postage prepaid, to each party at its address as provided pursuant to the Manufacturing Agreement.

7.                  Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties have, in addition to such other remedies as may be available to any of them at law or in equity, the right to enforce their rights under this Agreement by actions for specific performance to the extent permitted by law.

8.                  Entire Agreement. This Agreement and the Software Agreement, the Manufacturing Agreement, and the Shareholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between them or any of them as to such subject matter, including without limitation, the Prior Agreement.

9.                  Waivers and Further Agreements. Any of the provisions of this Agreement may be waived by an instrument in writing executed and delivered by United and IntriCon. Any waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

10.              Amendments. Except as otherwise expressly provided in this Agreement, this Agreement may not be amended except by an instrument in writing executed by United and IntriCon.

11.              Assignment; Successors and Assigns. This Agreement is binding upon and will inure to the benefit of the parties to this Agreement and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise in this Agreement.

4

12.              Severability. In case any one or more of the provisions in this Agreement is for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision must be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

13.              Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.              Section Headings. The headings in this Agreement are for reference purposes only and must not in any way affect the meaning or interpretation of this Agreement.

15.              Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the law of the State of Minnesota, without regard to its principles of conflicts of laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5

IN WITNESS WHEREOF, the undersigned have executed this Sale or Change of Control Agreement as of the day and year first above written.

UNITED

UNITED HEALTHCARE SERVICES, INC.

By:	/s/ Lisa Tseng, M.D.
Name: Lisa Tseng, M.D. Title: CEO, hi Health Innovations

6

IN WITNESS WHEREOF, the undersigned have executed this Sale or Change of Control Agreement as of the day and year first above written.

INTRICON

By:	/s/ Scott Longval
Name: Scott Longval Title: CFO

7